ADVENTRX COMPLETES NAME CHANGE TO
“MAST THERAPEUTICS, INC.”; NEW TICKER SYMBOL: “MSTX”

SAN DIEGO – March 11, 2013 – ADVENTRX Pharmaceuticals, Inc. today completed its previously announced corporate name change to “Mast Therapeutics, Inc.” In addition, effective at the opening of trading today, the Company’s new ticker symbol is “MSTX.” The Company’s common stock is listed on the NYSE MKT.

The corporate website is available at www.masttherapeutics.com.

The Company’s lead product candidate will be referred to as “MST-188” (formerly, ANX-188).

A new CUSIP number of 576314 108 has been assigned to the Company’s common stock and a new CUSIP number of 576314 116 has been assigned to the common stock purchase warrants of the Company that were issued in November 2011.

Outstanding stock certificates and warrants for shares of the Company’s common stock are not affected by the name change; they will continue to be valid and need not be exchanged.

About Mast Therapeutics
Mast Therapeutics, Inc. is a publicly traded biopharmaceutical company headquartered in San Diego, CA. The Company is leveraging the MAST (Molecular Adhesion and Sealant Technology) platform, derived from over two decades of clinical, nonclinical and manufacturing experience with purified and non-purified poloxamers, to develop MST-188, its lead product candidate, for serious or life-threatening diseases with significant unmet needs. MST-188 is a cytoprotective, hemorheologic, anti-inflammatory and anti-thrombotic agent that has potential utility in diseases or conditions characterized by microcirculatory insufficiency (endothelial dysfunction and/or impaired blood flow).

The Company is recruiting subjects in EPIC, a pivotal phase 3 study of MST-188 in sickle cell disease. The Company plans to initiate a phase 2 clinical study of MST-188 in acute limb ischemia, a complication of peripheral arterial disease, in late 2013 or early 2014. More information can be found on the Company’s web site at www.masttherapeutics.com.

Forward Looking Statements
Mast Therapeutics cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the Company’s development plans for MST-188, including in sickle cell disease and acute limb ischemia, and the timing of activities related to those plans. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the potential for delays in the commencement or completion of clinical studies, including as a result of difficulties in obtaining regulatory agency agreement on clinical development plans or clinical study design, opening trial sites, enrolling study subjects, manufacturing clinical trial material, completing manufacturing process development activities, and being subject to a “clinical hold”; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or patient safety concerns; the potential for institutional review boards or the FDA or other regulatory agencies to require additional nonclinical or clinical studies prior to initiation of planned phase 2 clinical studies of MST-188 in any particular indication in which the Company determines to develop MST-188, including acute limb ischemia, which likely would increase the total time and cost of development in the indication; the risk that clinical studies of MST-188 are not successfully executed and/or do not successfully demonstrate its safety or efficacy; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; the risk that even if clinical studies of MST-188 in one indication are successful, clinical studies in another indication may not be successful; the Company’s reliance on contract research organizations (CROs), contract manufacturing organizations (CMOs), and other third parties to assist in the conduct of important aspects of development of MST-188, including clinical studies, and regulatory activities for MST-188 and that such third parties may fail to perform as expected; the Company’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for the Company to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner MST-188 at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that acceptable partnering opportunities for MST-188 may not be available in particular jurisdictions or indications and, consequently, the Company may not be able to pursue development of MST-188 in certain jurisdictions and indications; the risk that the FDA does not grant marketing approval of MST-188, on a timely basis, or at all; the risk that the Company is not able to adequately protect its intellectual property rights relating to the MAST platform and MST-188 and prevent competitors from duplicating or developing equivalent versions of its product candidates, including MST-188; and other risks and uncertainties more fully described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Mast Therapeutics does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
Mast Therapeutics Ioana C. Hone (ir@mastthera.com)

858-552-0866 Ext. 303

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